Exhibit Index
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SUB-ITEM 77B

        Accountant's report on internal control.
        Filed herein as Exhibit 99.77B.

SUB-ITEM 77D

        Changes to certain of the Funds' investment policies.
        Filed herein as Exhibit 99.77D.